EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-90946 on Form N-1A of our report dated December 17, 2020 relating to the financial statements and financial highlights of Eaton Vance Government Opportunities Fund, and our report dated December 21, 2020 relating to the financial statements and financial highlights of Eaton Vance Short Duration Government Income Fund (the “Funds”), certain of the funds constituting Eaton Vance Mutual Funds Trust, (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2020, and to the references to us under the heading “Financial Highlights” in the Prospectus and “Other Service Providers” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 17, 2021